PETERSEN & FEFER
Attorneys at Law

Telephone 4126 684-0500	Chateau de Barbereche	Facsimile 4126 684-0505
Switzerland 1783 Barbereche
Houston Voicemail/Fax	E-mail	New York Voicemail/Fax
(281) 596-4545	jlp@ipo-law.com	(212) 401-4750

January 2, 2004

Kirk Tierney, president
Tamboril Cigar Company
100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9

Re:    Agreement Respecting Future Legal Services

Dear Mr. Tierney,

This letter will confirm that the law firm of Petersen & Fefer has been engaged to serve as special securities counsel to Tamboril Cigar Company ("Tamboril"). We have been retained to act as Tamboril’s principal legal counsel on securities matters and related business law issues arising in connection with the implementation of Tamboril’s business plan. It is expected that such services will include, but not be limited to:

•	Evaluation of a December 31, 2003 business combination between Tamboril and Axion Power Corporation (“Axion”) for the purpose of developing and implementing a strategy to (1) acquire certain Axion securities owned by Dr. Igor Filipenko, (2) negotiate a definitive equity arrangement with C and T Co. Incorporated (“C&T”), and (3) negotiate a new technology development and ownership relationship with C&T;

•	Preparation of all required reports under the Securities Exchange Act of 1934;

•	Preparation of all required proxy statements under the Securities Exchange Act of 1934;

•	Assistance in matters pertaining to obtaining a listing for Tamboril’s securities on the OTC Bulletin Board, Nasdaq or Amex;

•	Review of all press releases and other public communications to stockholders and the financial markets;

•	Assistance in negotiations with respect to acquisitions of additional properties;

•	Assistance in negotiations with respect to strategic relationships;

•	Assistance in negotiations with respect to additional financing;

•	Preparation of documents associated with property acquisitions, strategic relationships and financing;

•	Assistance with respect to strategic planning; and

•	General legal services in areas other than litigation and patent law.

The law firm of Petersen & Fefer agrees to become special securities counsel for Tamboril effective January 2, 2004. Our representation and assistance will specifically include the following:

(1)    We shall conduct a detailed evaluation of the December 2003 business combination between Tamboril and Axion for the purpose of developing and implementing a strategy to (1) acquire certain Axion securities owned by Dr. Igor Filipenko, (2) negotiate a definitive equity arrangement with C&T, and (3) negotiate a new technology development and ownership relationship with C&T. Upon request, we shall assist Tamboril in the negotiation and documentation of the proposed transactions with Dr. Filipenko and C&T and be available at such reasonable times and places as may be required to facilitate the negotiation and closing of all necessary agreements. We shall also assist Tamboril in any “corporate cleanup” activities necessary to complete the proposed business combination, including the preparation of the necessary directors resolutions and other documents.

(2)    In connection with the foregoing we will assist Tamboril in the preparation of such regulatory reports, contracts, minutes of meetings and other documents as may be necessary, convenient or desirable to enable Tamboril to comply with the requirements of the Securities Act of 1933 (the "Securities Act") and the Securities Exchange Act of 1934 (the "Exchange Act"). To the extent that regulatory filings are required under the securities laws of Canada, we shall assist your Canadian counsel in the preparation of such reports but we are not licensed to practice law in Canada and cannot competently advise you as to the specific requirements of Canadian law, including (a) whether any specific transaction reporting is required, or (b) what the specific content of any required reports might be. We shall also assist in the preparation of any necessary additional SEC filings including:

•	All necessary Current Reports on Form 8-K relating to the business combination between Tamboril and Axion and any subsequent transactions between Tamboril and Dr. Filipenko or C&T;

•	All necessary reports on Schedule 13D and Forms 3 and 4 to reflect the acquisition of Tamboril securities by the officers, directors and principal stockholders of Axion;

•	The Information Statement required by Section 14(f) of the Exchange Act in connection with the proposed change in a majority of the members of Tamboril’s board of directors;

•	The Proxy Statement required by Section 14(a) of the Exchange Act in connection with the proposed annual meeting of Tamboril’s stockholders;

•	All necessary Annual, Quarterly and Current Reports under the Exchange Act beginning with the Annual Report on Form 10-KSB for the year ended December 31, 2003;

•	The necessary Form S-8 registration statement under the Securities Act to register any securities issuable to employees, advisors and others as partial compensation for services rendered;

•	Any necessary registration statements under the Securities Act to permit the exercise of outstanding Tamboril Warrants or the resale of outstanding Tamboril Common Stock;

•	Any necessary listing applications required under the rules of the OTC Bulleting Board, the Nasdaq Stock Market or the American Stock Exchange; and

•	Any necessary miscellaneous filings under the Securities Act and the Exchange Act.

In connection with each such SEC filing, we will assist in the preparation of such contracts, minutes of meetings as other documents as may be necessary, convenient or desirable to enable Tamboril to lawfully maintain an active trading market on the OTC Bulletin Board, the Nasdaq Stock Market or the American Stock Exchange, all in accordance with the requirements of the Exchange Act.

(3)    In connection with the future securities law compliance and corporate financing activities of Tamboril we will explain to responsible officers and directors of Tamboril their responsibilities under the applicable provisions of state and Federal securities laws and regulations including, in general terms, the possible civil and criminal consequences associated with a failure to comply with such requirements. The appropriate officers and directors of Tamboril must devote adequate time and attention to the review of any documents prepared by us because the applicable securities laws place upon them responsibility for assuring that all necessary disclosure documents are not materially false, misleading or incomplete. They should further understand that we, as lawyers, cannot relieve Tamboril or their officers, directors and principal stockholders of their individual responsibilities under the law although we can assist them in fulfilling them. All information respecting Tamboril, and all biographical information on the officers and directors of Tamboril, shall be furnished to us in writing. We shall be entitled to rely on the accuracy and truthfulness of all written information furnished by Tamboril and their respective officers and directors, and the Tamboril and their respective officers and directors shall jointly and severally indemnify and hold the law firm of Petersen & Fefer harmless from and against all claims arising out of or resulting from material misrepresentations or omissions contained in such written information. In addition to (and not as a limitation to) the foregoing, Tamboril and their respective officers and directors shall execute a Representation Agreement that will be supplied by us prior to the closing of any future financing transaction.

(4)    We will discuss with the appropriate officers and directors of Tamboril their need to create procedures that will enable them to develop the information reasonably necessary to meet the requirements of the Securities Act and the Exchange Act, and to create a reasonable timetable and assignment of responsibilities for developing such information. In each case, the officers and directors of Tamboril shall be responsible for assigning responsibility for developing particular types of information to those persons most knowledgeable about such matters. Particularly, all officers and directors should be given a timely opportunity to review the necessary disclosure documents and discuss them with those persons who are directly involved in their preparation and to whom the officers and directors have assigned responsibility.

(5)    We will perform legal review and analysis of matters that we may be required to pass upon in connection with any opinion that must be given because it is required by law, requested by a party to a transaction involving Tamboril, or has been requested by Tamboril. This would include for example, a check of due formation of Tamboril, the valid authorization of the securities being issued and other securities of the same class and the revision of any documents that may directly affect the proposed transaction. Our review and analysis might also include in our discretion inquiry concerning titles, important contracts, pending litigation and the impact of laws having a special effect on Tamboril. To the extent we deem it prudent to consult with counsel for Tamboril for advice or opinions on matters pertaining to litigation, Canadian law, patent law or other matters outside of our area of expertise, we are authorized to do so with the prior approval of Tamboril. All fees and expenses of such counsel shall be the sole and direct responsibility of Tamboril.

(6)    We will assist Tamboril on the basis of information furnished to us by Tamboril. The responsibility for decisions as to whether a fact is material or whether there is a material inaccuracy in any statement shall remain with the officers and directors of Tamboril. We are not obligated to search all the files and records of Tamboril to discover, for example, all material contracts or other documents but shall be entitled to rely, outside of certain legal matters, on interrogations of and reports and compilations prepared by others, including auditors and other lawyers. In particular, we are not being retained to furnish accounting or economic advice.

(7)    We will assist Tamboril in the drafting of the various documents that will be filed with the Securities and Exchange Commission by Tamboril to the end that in his opinion, these documents reflect what Tamboril intend them to say, are not ambiguous and are written in a manner that is designed to protect Tamboril from later claims of overstatement, misleading implications, omissions or other deficiencies due to the manner in which the documents in question have been written. However, you are cautioned merely because we have assisted you in this endeavor, this will not insure such documents will be free from all misleading, unclear or ambiguous statements. However, all information properly furnished to us will be provided in the in the format required. Again, the ability to determine the substance or context of any document filed with the SEC rests solely with Tamboril.

(8)    We will not be required to nor will we make statements that could give a mistaken impression we have passed upon matters which we have not nor that we take responsibility for the accuracy and completeness of any document prepared on behalf of Tamboril. We will advise Tamboril with respect to certain matters under the Federal securities law that may arise and not relate directly to the preparation of any offering document, report or regulatory filing. We will advise Tamboril as to the procedures and requirements involved in the processing and distribution of regulatory reports, proxy statements, news releases and other investor communications. We will also assist Tamboril in the preparation of any notices or other applications which may be required to be filed with the National Association of Securities Dealers, any Stock Exchanges upon which Tamboril will seek to list its securities and the securities regulatory authority of the applicable states and will advise and assist Tamboril in responding to any comments from such authorities.

(9)    We will advise Tamboril Companies in the preparation of any notices, forms, qualifications and other documents that may be necessary to notify the Securities and Exchange Commission, the securities regulatory authority of any states, and any other person or regulatory authority of any of the proposed transactions, will advise and assist Tamboril Companies in responding to any comments from such regulatory authorities.

(10)    We will advise Tamboril in the negotiation and preparation of any contracts that are necessary or desirable for the future operations of Tamboril including, but not limited to, employment contracts, stock incentive plans, contracts for the acquisition of tangible property, intellectual property and other intangible property, contracts for the acquisition of business activities or assets, contracts for the creation of strategic relationships and contracts associated with the future financing activities of Tamboril.

The foregoing undertakings are contingent upon Tamboril promptly advancing, upon request, all costs and expenses and fees when due and owing. Costs and expenses include, but are not limited to, travel, printing, filing fees, photocopy, telephone, document preparation charges, courier, Federal Express, postage and other expenses. Tamboril further acknowledge that we may be required to resign this engagement if our failure to do so would result in a violation of the Code of Professional Responsibility, or any Disciplinary Rule promulgated thereunder, such as those prohibiting counsel from knowingly advising or assisting his client to engage in an illegal or fraudulent act.

In recognition of the limited financial resources of Tamboril and the fact that Tamboril intends to aggressively control its’ future out-of-pocket costs, we have agreed to serve as general counsel under a compensation structure that is partially fee-based and partially equity-based.

As compensation for the services to be performed during the first year of our engagement:

•	Upon execution of this letter agreement, we shall be entitled to receive an initial lump sum payment of $40,000 which represents the cash portion of our fees for the professional work associated with the negotiation and documentation of any transactions with Dr. Filipenko and C&T and the preparation of all necessary Reports on Form 8-K, the preparation of the necessary Schedule 14(f) Information Statement and the preparation of the necessary Schedule 14A Proxy Statement for Tamboril’s first annual stockholders meeting;

•	Commencing February 1, 2004, we shall be entitled to receive a fixed monthly retainer of $7,500 which represents the cash portion of our charges for professional work associated with the preparation of Tamboril’s Annual Report on Form 10-KSB, all necessary Quarterly Reports on Form 10-QSB and any necessary OTC Bulletin Board, Nasdaq Stock Market or American Stock Exchange listing applications;

•	We shall be granted a two-year option to purchase 1.5% of the number of Tamboril shares outstanding immediately after closing of the contemplated transactions with Dr. Filipenko and C&T. The exercise price of this option shall be $.125 per share, or such lower value as may be negotiated with respect to warrants or other stock purchase rights issued to Dr. Filipenko and C&T;

•	If Tamboril elects to issue stock in compensatory transactions that are eligible for registration on Form S-8, we shall be entitled to receive a fixed cash payment of $5,000 for each such registration statement, provided that the fee shall be proportionally reduced if our firm’s option shares are included in and registered by such registration statement; and

•	If Tamboril elects to file a registration statement on Form S-3 or Form SB-2 to permit the exercise of its outstanding warrants or the resale of its outstanding securities, we shall be entitled to receive a fixed cash payment of $15,000 for each such registration statement, provided that the fee shall be proportionally reduced if securities owned by members of our firm or Sally A. Fonner are included in and registered by such registration statement.

Tamboril will have the right to terminate our engagement as special securities counsel at any time, with or without cause.

In addition to the fixed compensation set forth above which relates solely to services rendered as special securities counsel to Tamboril, we shall be entitled to receive the following contingent compensation on specific transactions effected by Tamboril during the term of our engagement.

•	If we serve as legal counsel for Tamboril in connection with the acquisition of additional properties, assets or businesses, our fee for serving as counsel for Tamboril in connection with the transaction will be 1.5% of the consideration actually paid by Tamboril in connection with the transaction. If the consideration to be received by the other parties to the transaction consists of equity securities of Tamboril or deferred or contingent payments, our fees shall likewise be paid in equity securities of Tamboril or deferred or contingent payments. Tamboril shall have no duty to use our firm as its legal counsel in connection with any acquisition transaction.

•	If we serve as legal counsel for Tamboril in connection a future financing transaction, our fee for serving as counsel for Tamboril in connection with the transaction will be 1.0% of gross proceeds received by Tamboril in connection with the transaction, and an option to purchase 1.5% of the total number of securities issued in connection with the transaction at the price paid by the purchaser in connection therewith. Tamboril shall have no duty to use our firm as its legal counsel in connection with any financing transaction.

  All options issued pursuant to this agreement shall be issuable 50% to John L. Petersen and 50% to Rachel A. Fefer. To the extent it may lawfully do so, Tamboril shall file a registration statement under the Securities Act with respect to all shares issuable upon exercise of our options, but only if Tamboril is then eligible to file a short form Registration Statement on Form S-8. If Tamboril is not eligible to file a Form S-8 Registration Statement, then such shares shall be issued pursuant to SEC Regulation D.

We hereby agree that (a) the options provided for herein will be issued to us compensation for bona fide legal services rendered to Tamboril, (b) this agreement relates solely to day-to-day legal services as general counsel for Tamboril and our compensation for any future "capital raising transactions" will be established by a separate transaction-specific retainer agreement (c) we have paid no cash consideration to Tamboril for the options that will be issued to us pursuant to the terms of this letter and no portion of the proceeds from any resale of such shares will be remitted to Tamboril or used directly or indirectly for the payment of any expenses of Tamboril or any of their affiliates, (d) we will not be involved, except as securities counsel, in any activity that promotes or otherwise maintains a market for the securities of Tamboril, (e) as long as we are the beneficial owner of any securities of Tamboril, we will not engage in “buy-side” trading activities, hedging transactions or other activities that could reasonably be expected to influence the market price of such securities, (f) we will not sell any shares in a transaction that is effected at a price lower than the quoted bid price of the securities at the time of sale, (g) if we engage in multiple sales in any five consecutive trading days, we will not sell any shares in a transaction that is effected at a price lower than the last price received by us for the same securities, and (h) we will not sell more than 10% of the shares issued to us in any calendar month.

If the foregoing terms meet with your approval, please execute one copy of this letter in the space provided below and return the signed copy at your earliest convenience. We appreciate this opportunity to serve your needs and look forward to a long and productive relationship. Please call if you have any questions or comments regarding the terms set forth above.

Very truly yours,
PETERSEN & FEFER
/s/ John L. Petersen
 John L. Petersen

Accepted and agreed to this 2nd day of January 2004.

Tamboril Cigar Company

By:
Kirk Tierney, president